EXHIBIT 5.4










                                                    July 30, 2004



Ronald A. Duncan, President
General Communication, Inc.
2550 Denali Street, Suite 1000
Anchorage, Alaska  99503

         Re: Opinion As To Legality of Shares To Be Issued Pursuant To General Communication, Inc. Amendment No. 2 Dated June 24, 2004 To the Amended and Restated 1986 Stock Option Plan; Our File No. 0618.0746

Dear Mr. Duncan:

         You have requested an opinion from this firm on behalf of General Communication, Inc. ("Company"), in connection with options which may be granted in 2.5 million shares of, and if granted the issuance of those shares of, Class A common stock of the Company ("Shares") to be issued in conjunction with the Company's Amendment No. 2 dated June 24, 2004 To The Amended And Restated 1986 Stock Option Plan, dated March 14, 2000 ("Plan"), the allocation of which Shares was approved by the shareholders of the Company at its annual meeting held on June 10, 2004.

         It is this firm's understanding that the facts surrounding these proposed transactions are represented by the Company as of the date of this letter as follows ("Facts"):

         o The Plan was adopted by the board of directors of the Company ("Board") by resolution at its December 17, 1986 meeting called and conducted in accordance with the Articles of Incorporation and Bylaws of the Company, which articles and bylaws have been subsequently amended, restated and otherwise revised from time to time in accordance with Alaska corporate law to their form as of the date of this letter ("Articles" and "Bylaws", respectively), and the Plan, in its form at that time was approved by the Company's then sole shareholder, Western Tele-Communications, Inc., by

Ronald A. Duncan, President
General Communication, Inc.
Opinion As To Legality of Shares To Be Issued Pursuant To General Communication, Inc. Amendment No. 2 Dated June 24, 2004 To the
Amended and Restated 1986 Stock Option Plan
Our File No. 0618.0746
July 30, 2004

                  resolution at the Company's shareholder meeting held on December 17, 1986.

         o The Articles provide that the Company has the power to issue and sell any stock and further expressly provides for the issuance of Class A common stock.

         o The Plan initially provided for the granting of options to eligible employees to purchase up to 600,000 shares of Class A common stock of the Company. Subsequently, the shareholders of the Company at their September 15, 1988, November 12, 1991, June 20, 1995, November 25, 1997, June 10, 1999, June 8, 2000,
                  June 6, 2002, and June 10, 2004 annual meetings authorized amendments to the Plan by approving allocations to the Plan of an additional 250,000 shares, 1,500,000 shares, 850,000 shares, 2,500,000 shares, 1,500,000 shares, 1,500,000 shares,
                  2,000,000 shares, and 2,500,000 shares of Class A common stock of the Company, respectively. As of the date of this letter, there were shares available for issuance by the Company under the Plan and pursuant to the Articles. At the November 12, 1991 meeting, the shareholders also approved an extension of the period during which an option may be exercised under the Plan from five years to ten years as measured from the date of granting of the option; at the June 20, 1995 meeting, the shareholders further approved the removal of any provision of the Plan for termination of granting of options under it after December 20, 1996 or otherwise for its mandatory termination after ten years; at the June 10, 1999 meeting, the shareholders also ratified and otherwise approved board action (taken at a meeting held on October 30, 1998) to change provisions of the Plan setting forth the eligibility criteria for membership on the Option Committee, which administers the Plan, from that of disinterested directors to "non-employee" directors as the term is defined in the Plan; at the June 8, 2000 meeting, the shareholders further approved amendments deleting exceptions to authority of the Company's board of directors to amend the Plan without shareholder approval and ratified several administrative changes to the Plan; and at the June 6, 2002 meeting, the shareholders also approved establishing an upper limit of 500,000 shares per year on the number of shares that may be granted to a participant in the Plan.

Ronald A. Duncan, President
General Communication, Inc.
Opinion As To Legality of Shares To Be Issued Pursuant To General Communication, Inc. Amendment No. 2 Dated June 24, 2004 To the
Amended and Restated 1986 Stock Option Plan
Our File No. 0618.0746
July 30, 2004

         o The Articles and Bylaws in effect as of the date of this letter are materially the same as those which were in effect as of November 25, 1986 with respect to the power to grant options in and issue Class A common stock; except that the shareholders at the November 25, 1997 meeting approved an increase in the authorized Class A common stock of the Company from 50 million to 100 million shares thus providing sufficient shares for the allocation of the shares to the Plan approved at that meeting.

         o The Company was incorporated as an Alaska corporation and received a Certificate of Incorporation dated July 16, 1979 from the Alaska Department of Commerce and Economic Development.

         o The Company is in good standing with respect to the reporting and corporation tax requirements of the Alaska Corporations Code to which it is subject, and the Company is otherwise validly existing as an Alaska corporation pursuant to the laws of the State of Alaska with all requisite powers to own property and to conduct its business in the manner contemplated by the Articles, Bylaws, and the Alaska Corporations Code.

         Copies of the current Articles (as restated through the Restated Articles of Incorporation filed of record December 18, 2000), current revised Bylaws (dated April 23, 2004), the Company's current Restated Certificate of Incorporation (dated December 18, 2000), the above referenced resolutions, the Amendment No. 2 dated June 24, 2004 to the Plan and the Plan, have been delivered to this firm. We have reviewed these documents. The Articles provide that the Company is organized for the purposes of transacting any and all lawful business for which corporations may be incorporated under the Alaska Corporations Code.

         Based upon the foregoing Facts, should the options in the Shares be granted, those options be exercised, and the Shares be issued as of the date of this letter, we are of the opinion as follows. Assuming due compliance with applicable federal and state securities laws, (i) the Shares will, when issued through the respective options granted and exercised under the Plan, represent newly created, legally issued, fully paid, and non-assessable shares of Class A common stock in the Company, and (ii) each holder of a Share will be entitled to the benefits of a shareholder pro rata based upon ownership of outstanding shares of Class A common stock of the Company.

Ronald A. Duncan, President
General Communication, Inc.
Opinion As To Legality of Shares To Be Issued Pursuant To General Communication, Inc. Amendment No. 2 Dated June 24, 2004 To the
Amended and Restated 1986 Stock Option Plan
Our File No. 0618.0746
July 30, 2004

         This letter must not be quoted or referred to in the Company's financial statements or provided to persons other than the officers and directors of the Company without prior consultation with us or our prior written consent. We are aware of the Company's intent to, and we consent to, use of this letter as an exhibit in a Form S-8 registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended and pertaining to the Shares to be allocated to the Plan.

                                                     Sincerely,

                                                     WOHLFORTH, VASSAR,
                                                     JOHNSON & BRECHT

                                                     /s/
                                                     Julius J. Brecht

JJB/dky

Enclosures